Exhibit 99.1

                                                             [AT&T Logo Omitted]
News Release
--------------------------------------------------------------------------------
FOR RELEASE THURSDAY, APRIL 21, 2005

                   AT&T Announces First-Quarter 2005 Earnings

   o  First-quarter earnings per diluted share of $0.66

   o  Consolidated revenue of $7.0 billion

   o  Operating income of $1.1 billion

BEDMINSTER, N.J. -- AT&T (NYSE: T) today reported net income of $529 million, or earnings per diluted share of $0.66, for the first quarter of 2005. Net income included an after-tax benefit from lower depreciation of $333 million, or $0.41 per share, as a result of the asset impairment charges taken in the third quarter of 2004. The company's current-quarter net income compares to net income of $304 million, or earnings per diluted share of $0.38, in the first quarter of 2004. Net income in 2004 included a tax benefit related to a prior investment, losses on the early retirement of debt and asset impairment and net restructuring and other charges, which collectively increased net income by $71 million, or $0.09 per share.

"AT&T continues to take targeted, strategic actions to elevate our operational and financial strength in advance of our pending merger with SBC Communications," said AT&T Chairman and Chief Executive Officer David W. Dorman. "Our first-quarter results demonstrate the significant progress we're making in transforming this company for long-term networking and technology leadership in the face of a very challenging pricing environment for traditional voice and data services."

AT&T reported first-quarter 2005 consolidated revenue of $7.0 billion, which included $5.3 billion from AT&T Business and $1.7 billion from AT&T Consumer. Consolidated revenue declined 12.2 percent versus the first quarter of 2004, primarily due to continued declines in long distance (LD) voice and data revenue.

The company reported consolidated EBITDA of $1.7 billion in the first quarter of 2005 for a margin of 24.3 percent. This compares to consolidated EBITDA of $1.7 billion and a margin of 21.8 percent in the prior-year first quarter, excluding asset impairment and net restructuring and other charges of $0.2 billion. The company reported that success in cutting costs, including savings from ongoing headcount reduction efforts and strategic reductions in marketing expenses in AT&T Consumer contributed to strong margin performance for the quarter.

AT&T's first-quarter 2005 operating income totaled $1.1 billion, yielding a consolidated operating margin of 15.3 percent. The operating margin was positively impacted by a benefit from lower depreciation of $540 million, resulting from the asset impairment charges taken during the third quarter of 2004. The company's current-quarter performance compares to consolidated operating income of $281 million and a margin of 3.5 percent in the prior-year first quarter, which included $213 million of asset impairment and net restructuring and other charges.

AT&T UNIT HIGHLIGHTS

AT&T Business

o Revenue was $5.3 billion, a decline of 9.4 percent from the prior-year first quarter, primarily due to ongoing pricing pressure in traditional voice and data services, and declines in retail volumes. Revenue was positively impacted by approximately 1.0 percentage point due to a customer disconnect of prepaid network capacity and higher equipment sales.

o Long distance voice revenue decreased 17.0 percent from the prior-year first quarter, driven by continued pricing pressure and a decline in overall volumes, primarily reflecting a decline in retail minutes.

o Local voice revenue declined 4.6 percent from the prior-year first quarter reflecting declines in reciprocal compensation revenue and our "All-In-One" bundled offer. As previously announced, AT&T has adjusted its strategy to be more selective in approaching the small business market, placing a greater focus on profitability over overall market share. This quarter, AT&T began to see the impact of this strategic change as the number of local access lines declined.

o Data revenue declined 7.6 percent from the prior-year first quarter, reflecting the impact of pricing pressure. Data revenue was positively impacted by approximately 2.0 percentage points due to a customer disconnect of prepaid network capacity.

o IP&E-services revenue grew 6.6 percent over the prior-year first quarter, reflecting AT&T's ongoing transformation to next-generation networking services such as Enhanced Virtual Private Network (E-VPN) and IP-enabled frame relay services, though declined sequentially. Approximately half of the sequential decline was attributable to a contract renewal at current market rates for a significant customer in one of the more mature products within the IP&E-services portfolio.

o Outsourcing, professional services and other revenue grew 0.4 percent from the prior-year first quarter, reflecting continued strength in government professional services and increased equipment sales. There was an approximate 2.0 percentage point benefit to the total growth rate associated with equipment sales.

o Operating income totaled $588 million in the period, yielding an operating margin of 11.0 percent, which was positively impacted by a $509 million net benefit from lower depreciation as a result of the asset-impairment charges taken during the third quarter of 2004. This compared with operating income of $83 million and an operating margin of 1.4 percent in the prior-year first quarter, which was negatively impacted by $91 million of asset impairment and net restructuring and other charges.

o    EBITDA was $1.2  billion  during the  quarter,  yielding a margin of 22.3%.
     This compares with EBITDA of $1.4 billion, yielding a margin of 23.3%, excluding asset impairment and net restructuring and other charges, in the prior-year quarter.

o Capital expenditures were $332 million as AT&T Business continues to upgrade its network and integrate its systems to further rationalize the company's cost structure, improve the customer experience and support growth in next-generation products and services.

o In addition to numerous other industry accolades received during the quarter, AT&T received the "Best Customer Portal" award for its AT&T BusinessDirect(R) service from Yankee Group; and was also named "#1 U.S. IP VPN Service Provider" by In-Stat/MDR.

o During the first quarter, a number of sizable customer wins and contract extensions were signed with such leading companies as Eastman Kodak, Merrill Lynch, Staples and Circuit City, among many others.

AT&T Consumer

o Revenue was $1.7 billion, a decline of 20.0 percent versus the prior-year first quarter, driven by lower standalone LD voice revenue resulting from the continued impact of competition as well as wireless and Internet substitution, partially offset by targeted price increases.

o Operating income totaled $575 million, yielding an operating margin of 34.1 percent, compared with operating income of $371 million and an operating margin of 17.6 percent in the prior-year first quarter. Current-quarter operating income was positively impacted by a $31 million net benefit from lower depreciation as a result of the asset impairment charges taken during the third quarter of 2004.

o The year-over-year margin increase reflects a dramatic reduction in sales and marketing expenses, primarily attributable to our change in strategic focus, as well as reduced bad debt and customer care expenses. In addition, targeted pricing actions contributed to the margin improvement.

o At the end of the first quarter, AT&T Consumer had approximately 22.7 million standalone LD and bundled customers.

OTHER CONSOLIDATED FINANCIAL HIGHLIGHTS

o Free cash flow was $479 million for the quarter. Free cash flow is defined as cash flows provided by operating activities of $805 million less cash used for capital expenditures and other additions of $326 million.

o AT&T ended the quarter with net debt of $5.6 billion, a $0.4 billion decrease from the end of the fourth quarter of 2004 and a $2.8 billion reduction from the prior year first quarter. Net debt is defined as total debt of $9.4 billion less cash of $3.7 billion and net foreign debt fluctuations of $0.1 billion.

o    Consolidated capital expenditures for the quarter were $335 million.

o AT&T accepted $1.25 billion of bonds tendered in a buyback offer that the company completed in early April 2005. The buyback will reduce interest expense by $0.1 billion throughout the remainder of 2005 and will result in a second quarter pretax loss of $0.2 billion recorded in other income (expense).

DEFINITIONS and NOTES
AT&T Business
LD Voice - includes all of AT&T's domestic and international LD revenue, including Intralata toll when purchased as part of an LD calling plan.

Local Voice - includes all local calling and feature revenue, Intralata toll when purchased as part of a local calling plan, as well as Inter-carrier local revenue.

Data Services - includes bandwidth services (dedicated private line services through high-capacity optical transport), frame relay and asynchronous transfer mode (ATM) revenue for LD and local, as well as revenue for managed data services.

Internet Protocol & Enhanced Services (IP&E-services) - includes all services that ride on the IP common backbone or that use IP technology, including managed IP services, as well as application services (e.g., hosting, security).

Outsourcing, Professional Services & Other - includes complex bundled solutions primarily in the wide area/local area network space, AT&T's professional services revenue associated with the company's federal government customers, as well as all other Business Services revenue (and eliminations) not previously defined.

Data,  IP&E-Services - Percent Managed - managed  services  refers  to    AT&T's
management  of  a  client's  network  or  network   and  applications  including
applications that extend to the customer premise equipment.

Data,  IP&E-Services - Percent  International - a   data  service   that  either
originates or terminates outside of the United States, or an IP&E-service installed or wholly delivered outside the United States.

AT&T Consumer
Bundled Services - includes any customer with a local relationship as a starting point, and all other AT&T subscription-based voice products provided to that customer.

Standalone LD, Transactional & Other Services - includes any customer with solely a long distance relationship, non-voice products, or a non subscription-based relationship.

Local Customers - residential  customers  who  subscribe to  AT&T local service.

Other Definitions and Notes

EBITDA - represents  operating   income  plus  depreciation  and   amortization.

Foreign currency fluctuations - represents mark-to-market adjustments, net of cash collateral collected, that increased the debt balance by approximately
$0.1 billion at March 31, 2005, on non-U.S. denominated debt of about $0.6 billion. AT&T has entered into foreign exchange hedges that substantially offset the fluctuations in the debt balance. The offsetting mark-to-market adjustments of the hedges are included in "other current assets" and "other assets" on the balance sheet.

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
            AT&T Corp. Consolidated Statements of Income (Unaudited)
                 Dollars in millions (except per share amounts)


                                                           Three Months Ended
                                                               March 31,

                                                        2005               2004
REVENUE
AT&T Business                                        $ 5,319            $ 5,872
AT&T Consumer                                          1,685              2,107
Corporate and Other                                       11                 11
                                                    ----------------------------
Total Revenue                                          7,015              7,990

OPERATING EXPENSES
Access and other connection                            2,404              2,638
Costs of services and products                         1,628              1,864
Selling, general and administrative                    1,277              1,744
Depreciation and amortization                            636              1,250
Asset impairment and net restructuring
  and other charges                                        -                213
                                                    ----------------------------
Total operating expenses                               5,945              7,709

Operating income                                       1,070                281
Other income (expense), net                               30               (174)
Interest (expense)                                      (203)              (228)
                                                    ----------------------------
Income (loss) before income taxes and net
  (losses) related to equity investments                 897               (121)

(Provision) benefit for income taxes                    (368)               426
Net (losses) related to equity investments                 -                 (1)
                                                    ----------------------------
Net income                                             $ 529              $ 304
                                                    ============================

Weighted-average common shares (millions)                800                793

Weighted-average common shares and potential
  common shares (millions)                               806                796

Earnings per basic and diluted share                  $ 0.66             $ 0.38

Dividends declared per share                        $ 0.2375           $ 0.2375

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
                                 AT&T Corp. Consolidated Statements of Operations (Unaudited)
                                       Dollars in millions (except per share amounts)

                                                                  1Q05       4Q04       3Q04       2Q04       1Q04       2004
REVENUE
AT&T Business                                                  $ 5,319    $ 5,454    $ 5,645    $ 5,611    $ 5,872    $22,582
AT&T Consumer                                                    1,685      1,806      1,980      2,011      2,107      7,904
Corporate and Other                                                 11         13         13         14         11         51
Total revenue                                                    7,015      7,273      7,638      7,636      7,990     30,537

OPERATING EXPENSES
Access and other connection                                      2,404      2,924      2,411      2,481      2,638     10,454
Costs of services and products                                   1,628      1,668      1,783      1,759      1,864      7,074
Selling, general and administrative                              1,277      1,397      1,653      1,763      1,744      6,557
Depreciation and amortization                                      636        640        647      1,231      1,250      3,768
Asset impairment and net restructuring and other charges             -         36     12,469         54        213     12,772
Total operating expenses                                         5,945      6,665     18,963      7,288      7,709     40,625

Operating income (loss)                                          1,070        608    (11,325)       348        281    (10,088)

Other income (expense), net                                         30         28        (34)        36       (174)      (144)
Interest (expense)                                                (203)      (192)      (192)      (191)      (228)      (803)
Income (loss) before income taxes, minority interest
income and net earnings (losses) related to equity
investments                                                        897        444    (11,551)       193       (121)   (11,035)

(Provision) benefit for income taxes                              (368)      (181)     4,402        (87)       426      4,560
Minority interest income                                             -          -          -          1          -          1
Net earnings (losses) related to equity investments                  -          3          2          1         (1)         5
Net income (loss)                                                $ 529      $ 266   $ (7,147)     $ 108      $ 304   $ (6,469)

Weighted-average common shares (millions)                          800        797        795        794        793        795
Weighted-average common shares and potential common shares
  (millions)                                                       806        803        795        797        796        795

Earnings (loss) per basic and diluted share                     $ 0.66     $ 0.33    $ (8.99)    $ 0.14     $ 0.38    $ (8.14)

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
                                          AT&T Corp. Historical Segment Data (Unaudited)
                                                       Dollars in millions


                                                                         1Q05       4Q04       3Q04      2Q04       1Q04       2004
AT&T Business
LD Voice                                                              $ 2,168    $ 2,163    $ 2,364   $ 2,386    $ 2,613    $ 9,526
Local Voice                                                               371        490        390       404        389      1,673
Total Voice                                                             2,539      2,653      2,754     2,790      3,002     11,199

Data Services                                                           1,585      1,595      1,693     1,690      1,715      6,693
IP&E-Services                                                             589        625        587       565        553      2,330
Total Data and IP&E-Services                                            2,174      2,220      2,280     2,255      2,268      9,023

Outsourcing, Professional Services & Other                                606        581        611       566        602      2,360

Total revenue                                                           5,319      5,454      5,645     5,611      5,872     22,582
Operating income (loss) (1) (5)                                           588        781    (11,095)      152         83    (10,079)
Operating margin                                                        11.0%      14.3%    (196.5%)     2.7%       1.4%     (44.6%)
Capital expenditures                                                      332        377        391       463        470      1,701
Depreciation & amortization (5)                                           601        607        610     1,176      1,192      3,585

Total Data and IP&E-Services - % managed                                  32%        33%        32%       32%        32%        32%
Total Data and IP&E-Services - % international                            16%        16%        15%       15%        15%        15%
LD volume growth - yr/yr                                                  -3%        -2%        -2%        0%         2%         0%
LD volume % wholesale                                                     57%        57%        56%       54%        54%        55%
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AT&T Consumer
Standalone LD, Transactional and Other Services                       $ 1,025    $ 1,116    $ 1,256   $ 1,327    $ 1,462    $ 5,161
Bundled Services                                                          660        690        724       684        645      2,743
Total revenue                                                           1,685      1,806      1,980     2,011      2,107      7,904
Operating income (loss) (2) (5) (6)                                       575        (60)       281       240        371        832
Operating margin                                                        34.1%      (3.3%)     14.2%     11.9%      17.6%      10.5%
Capital expenditures                                                        -          5          9        15         13         42
Depreciation & amortization (5)                                            12         13         15        33         32         93

Local customers (in thousands)                                          3,859      4,156      4,477     4,677      4,364      4,156
------------------------------------------------------------------------------------------------------------------------------------
Corporate and Other
Revenue                                                                  $ 11       $ 13       $ 13      $ 14       $ 11       $ 51
Operating (loss) (3)                                                      (93)      (113)      (511)      (44)      (173)      (841)
Capital expenditures                                                        3         14          6         2          2         24
Depreciation & amortization                                                23         20         22        22         26         90
------------------------------------------------------------------------------------------------------------------------------------
Total AT&T
Revenue                                                               $ 7,015    $ 7,273    $ 7,638   $ 7,636    $ 7,990    $30,537
Operating income (loss) (4) (6)                                         1,070        608    (11,325)      348        281    (10,088)
Operating margin                                                        15.3%       8.4%    (148.3%)     4.6%       3.5%     (33.0%)
Capital expenditures                                                      335        396        406       480        485      1,767
Depreciation & amortization (5)                                           636        640        647     1,231      1,250      3,768

(1) Includes asset impairment and net restructuring and other charges of $9M in 4Q04, $11,859M in 3Q04, $52M in 2Q04 and $91M
in 1Q04, totaling $12,011M in 2004.
(2) Includes asset impairment and net restructuring and other charges of $188M in 3Q04 and $1M in 1Q04, totaling $189M in 2004.
(3) Includes asset impairment and net restructuring and other charges of $27M in 4Q04, $422M in 3Q04, $2M in 2Q04 and $121M in 1Q04,
totaling $572M in 2004.
(4) Includes asset impairment and net restructuring and other charges of $36M in 4Q04, $12,469M in 3Q04, $54M in 2Q04 and $213M in
1Q04, totaling $12,772M in 2004.
(5) As a result of the third-quarter 2004 asset impairment charge, first-quarter 2005, fourth-quarter 2004 and third-quarter 2004 depreciation and amortization expense decreased by $533 million, $538 million and $527 million, respectively, for AT&T Business and
$7 million, $8 million and $10 million, respectively, for AT&T Consumer.  In addition, as a result of the transport service arrangement between AT&T Business and AT&T Consumer, network-related charges from AT&T Business (recorded as contra-expense) to AT&T
Consumer were reduced by $24 million, $30 million and $28 million in the first-quarter 2005, fourth-quarter 2004 and third-quarter
2004, respectively, as a result of the lower depreciation and amortization expense recorded by AT&T Business.  This resulted in a reduction in AT&T Business' operating income and an increase in AT&T Consumer's operating income.
(6) Includes $553M additional prepaid card accrual in 4Q04.

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

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
               AT&T Corp. Consolidated Balance Sheets (Unaudited)
                              Dollars in millions


                                              March 31,           December 31,
                                                 2005                 2004
ASSETS
Cash and cash equivalents                         $ 3,705              $ 3,698
Accounts receivable, less allowances
  of $473 and $523                                  3,112                3,195
Deferred income taxes                               1,094                1,111
Other current assets                                  802                1,383
                                                 -------------------------------
   Total Current Assets                             8,713                9,387

Property, plant and equipment, net of
  accumulated depreciation of $1,936 and
  $1,588                                           11,203               11,509
Goodwill                                            4,838                4,888
Other purchased intangible assets, net of
  accumulated amortization of $405 and $428           348                  375
Prepaid pension costs                               4,048                3,991
Other assets                                        2,546                2,654
                                                 -------------------------------
TOTAL ASSETS                                     $ 31,696             $ 32,804
                                                 ===============================

LIABILITIES
Accounts payable and accrued expenses             $ 2,626              $ 2,716
Compensation and benefit-related liabilities        1,724                2,193
Debt maturing within one year                       1,982                1,886
Other current liabilities                           2,603                2,293
                                                 -------------------------------
   Total Current Liabilities                        8,935                9,088

Long-term debt                                      7,468                8,779
Long-term compensation and benefit-related
  liabilities                                       3,406                3,322
Deferred income taxes                               1,358                1,356
Other long-term liabilities and deferred
  credits                                           3,113                3,240
                                                 -------------------------------
   Total Liabilities                               24,280               25,785
                                                 -------------------------------

SHAREOWNERS' EQUITY
Common Stock, $1 par value, authorized
  2,500,000,000 shares; issued and
  outstanding 800,823,621 shares (net of
  171,983,367 treasury shares) at
  March 31, 2005 and 798,570,623 shares
  (net of 171,983,367 treasury shares) at
  December 31, 2004                                   801                  799
Additional paid-in capital                         27,049               27,170
Accumulated deficit                               (20,651)             (21,180)
Accumulated other comprehensive income                217                  230
                                                 -------------------------------
   Total Shareowners' Equity                        7,416                7,019
                                                 -------------------------------

TOTAL LIABILITIES & SHAREOWNERS' EQUITY          $ 31,696             $ 32,804
                                                 ===============================
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

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
                               AT&T Corp. Consolidated Statements of Cash Flows (Unaudited)
                                                 Dollars in millions

                                                                                                   Three Months Ended
                                                                                                        March 31,

                                                                                                    2005          2004
     Operating Activities
     Net income                                                                                  $    529         $ 304
     Adjustments to reconcile net income to net cash provided by operating activities:
       Net losses (gains) on sales of businesses and investments                                        9           (11)
       Loss on early extinguishment of debt                                                             -           274
       Asset impairment and net restructuring and other charges                                         -           201
       Depreciation and amortization                                                                  636         1,250
       Provision for uncollectible receivables                                                         48           146
       Deferred income taxes                                                                           21          (295)
       (Increase) decrease in receivables                                                            (126)           18
       (Decrease) increase in accounts payable and accrued expenses                                  (140)            7
       Net change in other operating assets and liabilities                                          (146)         (443)
       Other adjustments, net                                                                         (26)         (102)
                                                                                                 -----------------------
     Net Cash Provided by Operating Activities                                                        805         1,349
                                                                                                 -----------------------

     Investing Activities
     Capital expenditures and other additions                                                        (326)         (546)
     Proceeds from sale or disposal of property, plant and equipment                                    5             9
     Investment distributions and sales                                                                 7            14
     Net dispositions of businesses, net of cash disposed                                               -             8
     Decrease (increase) in restricted cash                                                           546            (2)
     Other investing activities, net                                                                    8            10
                                                                                                 -----------------------
     Net Cash Provided by (Used in) Investing Activities                                              240          (507)
                                                                                                 -----------------------

     Financing Activities
     Retirement of long-term debt, including redemption premiums                                   (1,032)       (2,781)
     (Decrease) increase in short-term borrowings, net                                                (98)           35
     Issuance of AT&T common shares                                                                    32            22
     Dividends paid on common stock                                                                  (190)         (188)
     Other financing activities, net                                                                  250           295
                                                                                                 -----------------------
     Net Cash (Used in) Financing Activities                                                       (1,038)       (2,617)
                                                                                                 -----------------------

     Net increase (decrease) in cash and cash equivalents                                               7        (1,775)
     Cash and cash equivalents at beginning of year                                                 3,698         4,353
                                                                                                 -----------------------
     Cash and Cash Equivalents at End of Period                                                   $ 3,705       $ 2,578
                                                                                                 =======================
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

Reconciliation of Non-GAAP Measures


AT&T is providing information on net debt, EBITDA and related margins, and free cash flows because these measures are commonly used by the investment community for evaluation purposes. Net debt, EBITDA, and free cash flows should be considered in addition to, but not in lieu of, other measures of liquidity, profitability and cash flows reported in accordance with generally accepted accounting principles. Additionally, they may not be comparable to similarly captioned measures reported by other companies.

Net Debt
--------------------------------------------------------------------------------
Net debt is defined as total debt, less cash and net foreign debt fluctuations:


(dollars in millions)                                             March 31, 2005
Total debt                                                                $9,450
Less: Cash                                                                 3,705
     Foreign debt fluctuations                                               144
                                                                  --------------

Net debt                                                                  $5,601
                                                                  ==============
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

AT&T Business EBITDA, Excluding Asset Impairment and Net Restructuring and Other
Charges, to Operating Income
--------------------------------------------------------------------------------
(dollars in millions)                     For the three months ended

                                      March 31, 2005        March 31, 2004
EBITDA and margin (1)                       $1,189   22.3%        $1,366   23.3%
Depreciation and amortization                 (601)               (1,192)
Asset impairment and net
  restructuring and other charges                -                   (91)
                                            --------------        --------------

Operating income and margin                   $588   11.0%           $83   1.4%
                                            ==============        ==============
--------------------------------------------------------------------------------

   (1)  Excluding asset impairment and net restructuring and other charges.

Reconciliation of Non-GAAP Measures

EBITDA, Excluding Asset Impairment and Net Restructuring and Other
Charges, to Net Income
--------------------------------------------------------------------------------
(dollars in millions)                             For the three months ended

                                                 March 31,             March 31,
                                                   2005                  2004
EBITDA margin (1)                                  24.3%                 21.8%

EBITDA (1)                                       $1,706                $1,744
Depreciation and amortization                      (636)               (1,250)
Asset impairment and net restructuring and
  other charges                                       -                  (213)
                                                 ---------             ---------
Subtotal operating income                        $1,070                $  281
                                                 ---------             ---------
Other income (expense), net                          30                  (174)
Interest (expense)                                 (203)                 (228)
(Provision) benefit for income taxes               (368)                  426
Net (losses) related to equity investments            -                    (1)
                                                 ---------             ---------
Net income                                       $  529                $  304
                                                 =========             =========

   (1)  Excluding asset impairment and net restructuring and other charges.

--------------------------------------------------------------------------------

NOTE TO FINANCIAL MEDIA: AT&T executives will discuss the company's performance in a two-way conference call for financial analysts at 8:15 a.m. ET today. Reporters are invited to listen to the call. U.S. callers should dial 888-428-4480 to access the call. Callers outside the U.S. should dial + 1-612-332-0630.

In addition, Internet rebroadcasts of the call will be available on the AT&T Web site beginning later today. The Web site address is www.att.com/ir. An audio rebroadcast of the conference call will also be available beginning at 12:30PM on Thursday, April 21 through 12:00AM on Tuesday, April 27. To access the audio rebroadcast, U.S. callers can dial 800-475-6701, access code 763283. Callers outside the U.S. should dial +1-320-365-3844, access code 763283.

The foregoing contains "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. These risk factors include the impact of increasing competition, continued capacity oversupply, regulatory uncertainty and the effects of technological substitution, among other risks. For a more detailed description of the factors that could cause such a difference, please see AT&T's10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of AT&T.


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